Exhibit 99.3

SPEEDWAY MOTORSPORTS, INC.

Charter of the Audit Committee of the Board of Directors

As adopted on December 11, 2002

I.	Committee Purpose

The Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary purposes are to:

(a)	Monitor the integrity of the Company’s financial statements, financial reporting process, systems of internal controls and finance, accounting, regulatory and legal compliance;

(b)	Select, evaluate and replace, as needed, the Company’s independent auditors;

(c)	Monitor the independence, qualifications and performance of the Company’s independent auditors and internal auditing department;

(d)	Provide an avenue of communication among the independent auditors, management, internal auditing and the Board of Directors;

(e)	Review areas of potential significant financial risk to the Company;

(f)	Monitor the Company’s compliance with legal and regulatory requirements; and

(g)	Report to the Board of Directors.

The Committee also produces an annual report required by Securities and Exchange Commission (“SEC”) rules, which is included in the Company’s proxy statement for its Annual Meeting of Stockholders. The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as any person in the Company. The Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary to carry out its duties. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and to the independent auditors.

II.	Committee Composition and Meetings

The Committee consists of three or more directors, each of whom shall be independent. To be considered independent, a member of the Committee

(a)	may not, other than in his or her capacity as a member of the Committee, the Board of Directors, or any other committee of the Board of Directors,

(i)	accept any consulting, advisory or other compensatory fee from the Company; or

(ii)	be an affiliated person of the Company or any subsidiary of the Company; and

(b)	must meet the independence requirements of the New York Stock Exchange.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements. The Committee chairman must have accounting or related financial management expertise.

Committee members are appointed by the Board of Directors. The members of the Committee will designate a Chairman by majority vote of the Committee membership.

The Committee meets at least four times annually, or more frequently as circumstances dictate. The Chairman of the Committee, in consultation with the members of the Committee, will determine the frequency and length of Committee meetings. The Chairman of the Committee, in consultation with appropriate members of the Committee and management, will develop the Committee’s agenda. The Chairman of the Committee should prepare and/or approve an agenda in advance of each meeting.

The Committee meets privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed.

The Committee, or the Committee chairman, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III.	Committee Duties and Responsibilities

A.	Financial Review Procedures.

1.	The Committee reviews and reassesses the adequacy of this Charter at least annually, submits this Charter to the Board of Directors for approval and have it published at least once every three years in accordance with SEC regulations.

2.	The Committee reviews the Company’s annual audited financial statements prior to filing or distribution, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This review includes a discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.	The Committee reviews with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements prior to filing or distribution, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” A majority of the Committee members may represent the entire Committee for purposes of this review.

4.	The Committee reviews and approves any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards No. 61.

5.	In consultation with management, the independent auditors, and the internal auditors, the Committee considers the integrity of the Company’s financial reporting processes and controls. The Committee discusses significant financial risk exposures and the steps management has taken to monitor, assess, manage and report such exposures as well as the guidelines and policies of management that govern the process by which risk assessment and management are undertaken. The Committee also reviews significant findings prepared by the independent auditors and the internal audit, if and when established, together with management’s responses including the status of previous recommendations.

6.	The Committee, to the extent it deems appropriate, reviews and discusses earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

7.	The Committee meets separately, at least quarterly, with each of management, the Company’s internal auditors (or other personnel responsible for the internal audit function) and the independent auditors.

8.	The Committee reviews with the independent auditor any audit issues and management’s response.

9.	As appropriate, the Committee obtains advice and assistance from outside legal, accounting or other advisors.

B.	Independent Auditors.

1.	The Committee, in its capacity as a committee of the Board of Directors, is directly responsible, and has sole authority, for the appointment, compensation, termination and oversight of the work of the independent auditors of the Company (including resolution of any disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.	The independent auditors are responsible ultimately to the Committee and report directly to the Committee.

3.	The Committee reviews the independence, qualifications and performance of the auditors and will employ or terminate the Company’s independent auditor

(subject, if applicable, to stockholder ratification) as the Committee, in its sole discretion, determines from time to time but no less than annually.

4.	The Committee requires that the independent auditors submit to the Committee annually a written report delineating all relationships between the auditors and the Company, and reviews and discusses with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

5.	The Committee requires that the independent auditors submit to the Committee annually, and then reviews, a written report describing

(a)	the independent auditor’s internal quality-control procedures; and

(b)	any material issues raised by its most recent internal quality-control review, or peer review, of the auditor or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

6.	The Committee reviews the independent auditors’ audit plan and discusses with the independent auditor its scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

C.	Legal Compliance and Internal Audit.

1.	At least annually, the Committee reviews with the Company’s counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

2.	The Committee reviews the budget, plan, changes in plan, activities, organizational structure and qualifications of internal audit, as needed.

3.	The Committee reviews the appointment, performance and replacement of the senior internal audit executive as needed. Internal audit is responsible to senior management, but also has direct reporting responsibility to the Committee.

4.	The Committee reviews reports prepared by internal audit together with management’s response and follow-up to these reports.

D.	Other Audit Committee Responsibilities.

1.	The Committee annually prepares a report to shareholders as required by the SEC, which is included in the Company’s annual proxy statement.

2.	The Committee ensures that the Board of Directors annually prepares and submits a written affirmation that it has reviewed the adequacy of this Charter, as required by the New York Stock Exchange.

3.	The Committee shall establish, and publish as appropriate, procedures for

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

4.	The Committee will set clear hiring policies for employees or former employees of the independent auditors.

5.	The performance of the Committee shall be evaluated annually by the Committee and report the results thereof to the Board of Directors. Such annual evaluation shall include a review of: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (D) earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	The Committee performs any other activities consistent with this Charter and the Company’s by-laws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

7.	The Committee maintains minutes of its meetings and periodically reports to the Board of Directors on significant results of the foregoing activities.

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